Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – July 28, 2026

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2026 vs. Second Quarter 2025 Highlights:

•	Earnings per share increased 27%

•	Net interest income (tax-equivalent) increased 8%

•	Net interest margin (tax-equivalent) increased 15 basis points to 3.33%

•	Negative provision for credit losses of $248 thousand, compared to a charge for provision for credit losses of $113 thousand in 2Q 2025

•	Return on assets (annualized) improved to 0.90%, compared to 0.74% in 2Q 2025

•	Nonperforming assets decreased to 0.01% of total assets

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.3 million, or $0.66 per share, for the second quarter of 2026, compared to $2.2 million, or $0.63 per share, for the first quarter of 2026, and $1.8 million, or $0.52 per share, for the second quarter of 2025. Net earnings were $4.5 million, or $1.29 per share, for the first six months of 2026, compared to $3.4 million, or $0.96 per share, for the first six months of 2025.

“Our second quarter results reflect strong revenue growth, improved profitability, and continued expansion of our net interest margin,” said David A. Hedges, President and CEO. “Earnings per share increased 27% compared to the second quarter of 2025, and our asset quality, capital, and liquidity remain strong,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $8.0 million in the second quarter of 2026 compared to $7.8 million in the first quarter of 2026, and $7.4 million in the second quarter of 2025. Compared to the first quarter of 2026, the increase was primarily due to improvements in our net interest margin. Compared to the second quarter of 2025, the increase was due to both growth in average interest-earning assets and improvements in our net interest margin.

Net interest margin (tax-equivalent) was 3.33% in the second quarter of 2026, compared to 3.28% in the first quarter of 2026 and 3.18% in the second quarter of 2025. The increase in net interest margin was primarily due to higher yields on earning assets and a more favorable asset mix. Compared to the second quarter of 2025, the increase also benefited from a lower cost of interest-bearing deposits. Average loans were approximately $582.3 million in the second quarter of 2026, compared to $577.5 million in the first quarter of 2026, and $559.8 million in the second quarter of 2025.

Nonperforming assets were $0.1 million, or 0.01% of total assets, at both June 30, 2026 and March 31, 2026, compared to $0.3 million, or 0.03% of total assets at June 30, 2025.

Net recoveries were $21 thousand, or (0.01%) of average loans on an annualized basis for the second quarter of 2026, compared to net charge-offs of $402 thousand, or 0.28% of average loans on an annualized basis for the first quarter of 2026, and net recoveries of $48 thousand, or (0.03%) of average loans on an annualized basis for the second quarter of 2025. Net charge-offs in the first quarter of 2026 were primarily due to one individually evaluated nonperforming loan that was fully charged-off.

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At June 30, 2026, the Company’s allowance for credit losses was $6.6 million or 1.14% of total loans, compared to $6.8 million, or 1.16% of total loans at March 31, 2026, and $7.0 million, or 1.24% of total loans at June 30, 2025. The decrease from March 31, 2026 was primarily related to early payoffs in the loan portfolio during the second quarter of 2026. The decrease from June 30, 2025 was primarily due to refinements in the Company’s calculation of current expected credit losses (“CECL”). During the first quarter of 2026, the Company established a new loan segment within its CECL calculation for municipal loans, which reduced the allowance for credit losses due to lower expected credit costs associated with these loans. Prior to this change, municipal loans were included in the commercial and industrial loan segment for CECL.

The Company recorded a negative provision for credit losses of $(248) thousand in the second quarter of 2026, compared to a negative provision for credit losses of $(76) thousand in the first quarter of 2026, and a charge to provision for credit losses of $113 thousand in the second quarter of 2025. The provision for credit losses is affected by changes in overall balance and composition of our loan portfolio and unfunded commitments, our internal assessment of the credit quality of the loan portfolio, our expectations about future economic conditions, and net charge-offs.

Noninterest income was $0.9 million for the second quarter of 2026, largely unchanged from the first quarter of 2026, compared to $0.8 million for the second quarter of 2025. The increase from the second quarter of 2025 was primarily due to an increase in bank owned life insurance income from non-taxable death benefits received during the second quarter of 2026.

Noninterest expense was $6.1 million for the second quarter of 2026, compared to $5.9 million for the first quarter of 2026 and $5.7 million for the second quarter of 2025. The increase from both periods was primarily due to a $0.4 million loss contingency accrual recorded in other noninterest expense, partially offset in the linked-quarter comparison by lower salaries and benefits and professional fees expense. The Company has notified its insurance carrier and is evaluating potential coverage, but no insurance recovery has been recognized in the second quarter 2026 results.

The provision for income tax expense was $0.6 million for the second quarter of 2026, unchanged compared to the first quarter of 2026 and $0.5 million for the second quarter of 2025. The increase from the second quarter of 2025 was primarily due to the level of pre-tax earnings.

The effective tax rate for the second quarter of 2026 was 21.00%, compared to 21.53% for the first quarter of 2026 and 20.92% for the second quarter of 2025. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investments in municipal securities and loans, bank-owned life insurance, and New Markets Tax Credits.

Total assets were $1.1 billion at June 30, 2026, compared to $1.0 billion at both March 31, 2026 and June 30, 2025. Total deposits were $988.3 million at June 30, 2026, compared to $931.1 million at March 31, 2026, and $939.9 million at June 30, 2025. The increase compared to March 31, 2026 was primarily due to fluctuations in reciprocal customer deposits retained on balance sheet. The Company had $82.3 million of reciprocal deposits on its balance sheet at June 30, 2026, compared to $19.9 million at March 31, 2026. Compared to June 30, 2025, total deposits increased primarily due to growth in money market and interest checking account balances, partially offset by lower noninterest-bearing demand deposits.

At June 30, 2026, the Company’s stockholders’ equity was $93.9 million, or $26.91 per share, compared to $93.1 million, or $26.62 per share, at March 31, 2026 and $86.1 million, or $24.64 per share, at June 30, 2025. The Company’s equity-to-assets ratio was 8.65% at June 30, 2026, compared to 9.06% at March 31, 2026 and 8.36% at June 30, 2025. The decrease in the equity-to-assets ratio from March 31, 2026 was due to balance sheet growth from retaining all reciprocal deposits on balance sheet at June 30, 2026. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles, but do not affect our capital for regulatory purposes.

The Company paid cash dividends of $0.27 per share in the second quarter of 2026. At June 30, 2026, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

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About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.1 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements with respect to our objectives, expectations, anticipations, estimates and intentions and all statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “designed,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “seek” and other similar words and expressions of the future. Forward looking statements, include, without limitation, statements about future financial and operating results, costs and revenues, government policies and changes in policies, including Federal Reserve monetary and regulatory actions. Forward looking statements also include statements about economic conditions generally in our markets and which may affect us, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation and employment, including the effects of government fiscal and monetary policies.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements and/or financial condition of the Company or the Bank to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. Forward looking statements may not be realized due to numerous factors, including, without limitation, changes in employment levels, actual and expected changes in interest rates and interest rate expectations (generally and those applicable to our assets and liabilities) and the shape of the yield curve, and related changes in our asset values, especially investment securities, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including possible adjustments to the fair values of securities available for sale, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those described in the “Cautionary Note Regarding Forward-Looking Statements” and the risks and uncertainties described under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2025 and otherwise in our other SEC reports and filings.

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Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure. Tax-equivalent net interest income is used in the calculation of our net interest margin and efficiency ratio. In the first quarter of 2026, we changed the presentation of net interest income on a tax-equivalent basis to account for tax-exempt interest income on municipal loans. Also, we reclassified average net unrealized gains (losses) on available-for-sale securities to average other assets so that average total securities are presented on an amortized cost basis in our calculation of net interest margin. Prior period amounts, including the presentation and calculation of our net interest margin and efficiency ratio, have been revised herein to conform with the current period presentation. These changes had no effect on the presentation of GAAP net interest income in current or prior periods.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

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Reports Second Quarter Net Earnings/page 5

Financial Highlights (unaudited)

	Quarters Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2026	2026	2025	2026	2025
Results of Operations
Net interest income (a)	$7,995	$7,832	$7,411	$15,827	$14,523
Less: tax-equivalent adjustment	107	99	67	206	134

Net interest income (GAAP)	7,888	7,733	7,344	15,621	14,389
Noninterest income	878	893	789	1,771	1,536

Total revenue	8,766	8,626	8,133	17,392	15,925
Provision for credit losses	(248)	(76)	113	(324)	103
Noninterest expense	6,105	5,901	5,702	12,006	11,582
Income tax expense	611	603	485	1,214	877

Net earnings	$2,298	$2,198	$1,833	$4,496	$3,363

Per share data:
Basic and diluted net earnings:	$0.66	$0.63	$0.52	$1.29	$0.96
Cash dividends declared	$0.27	$0.27	$0.27	$0.54	$0.54
Weighted average shares outstanding:
Basic	3,492,107	3,494,229	3,493,699	3,493,162	3,493,699
Diluted	3,492,107	3,496,518	3,493,699	3,494,292	3,493,699
Shares outstanding, at period end	3,487,830	3,495,866	3,493,699	3,487,830	3,493,699
Stockholders’ equity (book value)	$26.91	26.62	24.64	26.91	24.64
Common stock price:
High	$28.88	$26.50	$25.28	$28.88	$25.28
Low	23.03	21.01	19.48	21.01	19.48
Period-end:	27.04	23.87	25.00	27.04	25.00
To earnings ratio (c)	11.22x	10.52x	13.09x	11.22x	13.09x
To book value	100%	90%	101%	100%	101%
Performance ratios:
Return on average equity (annualized)	9.74%	9.65%	9.00%	9.70%	8.26%
Return on average assets (annualized)	0.90%	0.86%	0.74%	0.88%	0.68%
Dividend payout ratio	40.91%	42.86%	51.92%	41.86%	56.25%
Other financial data:
Net interest margin (a)	3.33%	3.28%	3.18%	3.31%	3.13%
Effective income tax rate	21.00%	21.53%	20.92%	21.26%	20.68%
Efficiency ratio (b)	68.80%	67.63%	69.54%	68.22%	72.12%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$64	$102	$302	$64	$302

Total nonperforming assets	$64	$102	$302	$64	$302

Net charge-offs (recoveries)	$(21)	$402	$(48)	$381	$16
Allowance for credit losses as a % of:
Loans	1.14%	1.16%	1.24%	1.14%	1.24%
Nonperforming loans	10,291%	6,643%	2,306%	10,291%	2,306%
Nonperforming assets as a % of:
Loans and other real estate owned	0.01%	0.02%	0.05%	0.01%	0.05%
Total assets	0.01%	0.01%	0.03%	0.01%	0.03%
Nonperforming loans as a % of total loans	0.01%	0.02%	0.05%	0.01%	0.05%
Annualized net charge-offs (recoveries) as a % of average loans	(0.01)%	0.28%	(0.03)%	0.13%	0.01%

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Selected average balances:
Loans, net of unearned income	$582,335	$577,489	$559,770	$579,925	$562,909
Total assets	1,021,742	1,026,163	990,523	1,023,940	988,907
Total deposits	925,608	930,474	905,227	928,028	906,011
Total stockholders’ equity	$94,340	$91,088	$81,447	$92,723	$81,447
Selected period end balances:
Loans, net of unearned income	$579,589	$582,040	$562,714	$579,589	$562,714
Allowance for credit losses	6,586	6,776	6,965	6,586	6,965
Total assets	1,085,803	1,026,946	1,029,224	1,085,803	1,029,224
Total deposits	988,318	931,109	939,851	988,318	939,851
Total stockholders’ equity	$93,874	$93,061	$86,071	$93,874	$86,071

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

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Reports Second Quarter Net Earnings/page 6

Average Balances and Net Interest Income Analysis (1)

	Quarter ended
	June 30, 2026			March 31, 2026			June 30, 2025
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:
Loans and loans held for sale (2) (3)	$582,590	$8,274	5.70%	$577,847	$8,014	5.62%	$559,939	$7,726	5.53%
Securities (3) (4)	250,569	1,219	1.95%	256,565	1,241	1.96%	274,026	1,336	1.96%
Federal funds sold	29,471	260	3.54%	24,352	216	3.60%	25,705	280	4.37%
Interest bearing bank deposits	100,439	934	3.73%	108,509	989	3.70%	76,237	836	4.40%

Total interest-earning assets	963,069	$10,687	4.45%	967,273	$10,460	4.39%	935,907	$10,178	4.36%
Cash and due from banks	13,515			14,153			15,936
Other assets (5)	45,158			44,737			38,680

Total assets	$1,021,742			$1,026,163			$990,523

Interest-bearing liabilities:
Deposits:
NOW	$213,794	$627	1.18%	$236,218	$779	1.34%	$198,973	$649	1.31%
Savings and money market	274,169	680	0.99%	257,214	473	0.75%	253,704	646	1.02%
Time deposits	181,093	1,385	3.07%	179,947	1,376	3.10%	184,666	1,471	3.20%

Total interest-bearing deposits	669,056	2,692	1.61%	673,379	2,628	1.58%	637,343	2,766	1.74%
Short-term borrowings	—	—	—	—	—	—	110	1	3.65%

Total interest-bearing liabilities	669,056	$2,692	1.61%	673,379	$2,628	1.58%	637,453	$2,767	1.74%
Noninterest-bearing deposits	256,552			257,095			267,884
Other liabilities	1,794			4,601			3,739
Stockholders’ equity	94,340			91,088			81,447

Total liabilities and stockholders’ equity	$1,021,742			$1,026,163			$990,523

Net interest income and margin (tax-equivalent)		$7,995	3.33%		$7,832	3.28%		$7,411	3.18%

(1)

In the first quarter of 2026, we changed the presentation of net interest income on a tax-equivalent basis to account for tax-exempt interest income on municipal loans. Also, we reclassified average net unrealized gains (losses) on available-for-sale securities to average other assets so that average total securities are presented on an amortized cost basis in our calculation of net interest margin. Prior period amounts, including the presentation and calculation of our net interest margin, have been revised to conform with the current period presentation.

(2)	Loans on nonaccrual status have been included in the computation of average balances.
(3)	Reflects tax-equivalent adjustments, using the statutory federal income tax rate of 21%, in adjusting interest on tax-exempt loans and securities to a tax-equivalent basis.
(4)	Securities are included on an amortized cost basis with yield and net interest margin calculated accordingly.
(5)

Includes average net unrealized gains (losses) on securities available-for-sale of $(26.2), $(25.9), and $(33.8) million for the quarters ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

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Reports Second Quarter Net Earnings/page 7

Average Balances and Net Interest Income Analysis (1)

	Six months ended June 30,
	2026			2025
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Loans and loans held for sale (2) (3)	$580,231	$16,288	5.66%	$563,086	$15,318	5.49%
Securities (3) (4)	253,550	2,460	1.96%	277,026	2,703	1.97%
Federal funds sold	26,925	475	3.56%	26,282	571	4.38%
Interest bearing bank deposits	104,452	1,924	3.71%	68,777	1,514	4.44%

Total interest-earning assets	965,158	$21,147	4.42%	935,171	$20,106	4.34%
Cash and due from banks	13,832			17,001
Other assets (5)	44,950			36,735

Total assets	$1,023,940			$988,907

Interest-bearing liabilities:
Deposits:
NOW	$224,944	$1,407	1.26%	$204,069	$1,391	1.37%
Savings and money market	265,739	1,152	0.87%	248,233	1,147	0.93%
Time deposits	180,523	2,761	3.08%	187,763	3,044	3.27%

Total interest-bearing deposits	671,206	5,320	1.60%	640,065	5,582	1.76%
Short-term borrowings	—	—	—	55	1	3.67%

Total interest-bearing liabilities	671,206	$5,320	1.60%	640,120	$5,583	1.76%
Noninterest-bearing deposits	256,822			265,946
Other liabilities	3,189			3,030
Stockholders’ equity	92,723			79,811

Total liabilities and stockholders’ equity	$1,023,940			$988,907

Net interest income and margin (tax-equivalent)		$15,827	3.31%		$14,523	3.13%

(1)

In the first quarter of 2026, we changed the presentation of net interest income on a tax-equivalent basis to account for tax-exempt interest income on municipal loans. Also, we reclassified average net unrealized gains (losses) on available-for-sale securities to average other assets so that average total securities are presented on an amortized cost basis in our calculation of net interest margin. Prior period amounts, including the presentation and calculation of our net interest margin, have been revised to conform with the current period presentation.

(2)	Loans on nonaccrual status have been included in the computation of average balances.
(3)	Reflects tax-equivalent adjustments, using the statutory federal income tax rate of 21%, in adjusting interest on tax-exempt loans and securities to a tax-equivalent basis.
(4)	Securities are included on an amortized cost basis with yield and net interest margin calculated accordingly.
(5)	Includes average net unrealized gains (losses) on securities available-for-sale of $(26.1) and $(36.6) million for the six months ended June 30, 2026 and 2025, respectively.

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Reports Second Quarter Net Earnings/page 8

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarters Ended			Six months ended
(Dollars in thousands, except per share amounts)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net interest income, as reported (GAAP)	$7,888	$7,733	$7,344	$15,621	$14,389
Tax-equivalent adjustment	107	99	67	206	134

Net interest income (tax-equivalent)	$7,995	$7,832	$7,411	$15,827	$14,523